                                                                    EXHIBIT 99.1

   HAWAIIAN HOLDINGS ANNOUNCES ACTIONS TAKEN AT ANNUAL MEETING OF STOCKHOLDERS

     HONOLULU - Hawaiian Holdings, Inc. (AMEX/PCX: HA) announced that the following items were approved yesterday by its stockholders at its annual meeting of stockholders held in Honolulu, Hawaii:

     o    The election of the following persons, each of whom is an existing director of the Company, to serve as a director for one-year terms and until their successors are duly elected and qualified: Mark B.
          Dunkerley, Lawrence S. Hershfield, Randall L. Jenson, Gregory S.
          Anderson, Donald J. Carty, Thomas B. Fargo and Bert T. Kobayashi, Jr.

     o    The amendment of the Company's certificate of incorporation to increase the number of authorized shares of capital stock from
          62,000,000 shares (consisting of 60,000,000 shares of common stock and
          2,000,000 shares of preferred stock) to 120,000,000 shares (consisting of 118,000,000 shares of common stock and 2,000,000 shares of preferred stock). The increase in the number of authorized shares of common stock was necessary in order to have sufficient shares of common stock available for the issuance of certain shares upon exercise of securities that were part of the exit financing from bankruptcy of Hawaiian Airlines, for grants under the Company's newly adopted 2005 Stock Incentive Plan, and a reserve of common shares for our present and further needs and growth.

     o    The approval of the convertible feature of the Series B Subordinated
          Convertible Notes that were issued to members of RC Aviation on June
          2, 2005.

     o    The approval of the Company's 2005 Stock Incentive Plan, which will supersede the Company's prior plans, which would have expired under their terms in 2006.

Lawrence S. Hershfield, Chairman of the Board of the Company, commenting on the actions taken at the annual meeting, said, "We are gratified that Hawaiian
Airlines has emerged from bankruptcy and that our shareholders have shown their support for all of the matters required in connection with the exit financing of
Hawaiian Airlines. We are also thrilled with the experience and quality of our board of directors."

ABOUT HAWAIIAN AIRLINES

Hawaiian Airlines, the nation's number one on-time carrier, is recognized as one of the best airlines in America. Readers of two prominent national travel magazines, Conde Nast Traveler and Travel + Leisure, have both rated Hawaiian as the top domestic airline serving Hawaii in their most recent rankings, and the fifth best domestic airline overall.

Celebrating its 76th year of continuous service, Hawaiian is Hawaii's biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to
Hawaii from more U.S. gateway cities than any other airline. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands, as well as service to Australia, American Samoa and Tahiti.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and
PCX: HA). Additional information is available online at HawaiianAirlines.com.